EXHIBITS 5.1 AND 23.1

[LIDJI & DOREY LETTERHEAD]

August 13, 2004

Collegiate Pacific Inc.
13950 Senlac, Suite 100
Dallas, Texas 75234

Re:	Registration on Form S-3 of Collegiate Pacific Inc.

Ladies and Gentlemen:

     We refer to the registration statement on Form S-3 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Securities Act”), by Collegiate Pacific Inc., a Delaware corporation (the “Company”), with respect to the proposed offering by the selling stockholder of the Company named in the Registration Statement of up to 1,054,912 shares (the “Shares”) of common stock of the Company, $0.01 par value per share (the “Common Stock”).

     As counsel for the Company, we have examined the proceedings taken by you in connection with the issuance of the Shares. We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

     Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

     We are members of the bar of the State of Texas, and the opinions expressed herein are limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). We do not express any opinion as to any other laws or to matters governed by any other laws. The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ LIDJI & DOREY A Professional Corporation